SKBA CAPITAL MANAGEMENT, LLC CODE OF ETHICS Annual Review 2015 Last Update March 2015

Annual Review 2015	COE

Table of Contents - Code of Ethics

CHAPTER 1 - STATEMENT OF POLICY
SKBA Capital Management, LLC (“SKBA”) has adopted a Code of Ethics that sets forth its requirements and expectations for the business conduct of all of its Employees. The Code of Ethics is adopted pursuant to Section 17j of the Investment Company Act of 1940 (the “Investment Company Act”) and Section 204A-1 of the Investment Advisers Act of 1940 and is intended:
✓	To inform Employees of the standards of conduct to which they will be held.
✓	To provide guidelines regarding permitted and prohibited activities.
✓	To describe the required reporting procedures necessary to comply with the Code of Ethics.
✓	To describe the review process that will be used to enforce the Code.
✓	To describe the sanctions for failure to comply with the Code of Ethics.

With relation to the Fund
Prohibited conduct includes:
✓	To employ any device, scheme or artifice to defraud the Fund;
✓
To make any untrue statement of a material fact to the Fund or omit to state a material fact necessary in order to make the statements made to the Fund, in light of the circumstances under which they are made, not misleading;

✓	To engage in any act, practice or course of business that operates or would operate as a fraud or deceit on the Fund; or
✓	To engage in any manipulative practice with respect to the Fund.

The Code of Ethics is applicable to all Principals, Employees (all of whom will be referred to as “Employees”) of SKBA and Outside Directors and is based on the principle that SKBA Employees owe a fiduciary duty to the clients of SKBA to conduct their affairs, including their personal securities transactions, in such a manner as to reflect the duty to place the interests of clients first and to avoid: (1) serving their own personal interests ahead of the interests of our clients, (2) taking advantage of their positions, and (3) any actual or potential conflicts of interest or any abuse of an employee’s position of trust and responsibility.

As an Employee, you are responsible for:
✓	Following the Code of Ethics.
✓	Promptly reporting any conflict of interest or failure to follow this Code to your supervisor or the Chief Compliance Officer (“CCO”).
✓	Reporting any suspected fraudulent or illegal activity to the CCO.
✓	Complying with all applicable federal securities laws.

Any revisions to the Code of Ethics will be distributed to all Employees. Annually, the CCO will provide a review of the Code to the Board of Directors. Any material violations that require significant remedial action will be reported to the Board.

Please direct any questions and report any suspected fraudulent or illegal activity to the CCO.

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Table of Contents - Code of Ethics

CHAPTER 2 - DEFINITIONS

“Board of Directors” means the Board of Directors of SKBA.

“Employee” means any individual member (or “Principal”) of SKBA and any person employed by SKBA on a full or part-time basis, including officers of SKBA but excluding independent contractors.

“Access Person” includes every Employee of SKBA or any person who has access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any reportable security. Only Employees of SKBA Capital Management are required to obtain pre-clearance of securities transactions for their account or any account over which the employee has investment authority.

“Beneficial ownership” shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder except that the determination of direct or indirect beneficial ownership shall apply to all securities which an Access Person has or acquires. “Beneficial ownership” is generally understood to include those securities from which a person enjoys some economic benefits which are substantially equivalent to ownership regardless of who is the registered owner. This would include:
✓
Securities which an Employee holds for his or her own benefit either in bearer form, registered in his or her own name or otherwise, regardless of whether the securities are owned individually or jointly.

✓	Securities held by members of an employee’s immediate family sharing the same household; provided, however, that the presumption of such beneficial ownership may be rebutted.
✓	Securities held by the Employee as a trustee, executor, or administrator or held for the benefit of the Employee by custodians or brokers.
✓	Securities owned by a partnership of which the Employee is a member.
✓	Securities held by a corporation which can be regarded as a personal holding company of an Employee.
✓	Securities recently purchased by an Employee and awaiting transfer into his or her name.

“CCM” means Convergent Capital Management LLC.

“Control” shall have the same meaning as that set forth in Section 2(a)(9) of the Investment Company Act.

“Federal Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Investment Advisers Act of 1940, Title V of the Gramm-Leach-Bliley Act and any rules adopted by the Commission under these statutes, and the Bank Secrecy Act as it applies to investment companies and advisers and any rules adopted thereunder by the Commission or Department of Treasury.

“Outside Director” means a director of SKBA who is not an Employee.

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“Security” shall have the meaning set forth in Section 2(a) (36) of the Investment Company Act. “Security means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.”

“Reportable Securities”- All transactions in any security must be reported except those defined as exempted transactions. This includes any fund advised or sub-advised by SKBA or any CCM affiliate, in which such person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership in the security.

“Exempted Transactions” - All securities are considered reportable per Rule 204(a)-1 of the Investment Advisors Act and 17j-1 of the Investment Company Act with the following exceptions:
✓	Direct obligations of the Government of the United States.
✓
Bankers’ acceptances, bank certificates of deposits, commercial paper and high-quality short-term debt obligations, including repurchase agreements and such other money market instruments as may be designated from time to time by the Board of Directors.

✓	Purchases or sales (redemptions) of shares issued by open-end investment companies (mutual funds) that are not advised or sub-advised by SKBA or any CCM affiliate.
✓
Purchases or sales (redemptions) of shares issued by open-end investment companies (mutual funds), through a dividend reinvestment or other automatic investment plan or transactions in mutual funds that are investment options under SKBA’s 401(k) or other benefit plan.

✓	Purchases or sales affected in any account over which the Employee has no direct or indirect influence or control.
✓
Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

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CHAPTER 3 - PERSONAL TRADING

Every Employee shall notify the CCO of any personal conflict of interest relationship which may involve the client accounts of SKBA, such as the existence of any economic relationship between their transactions and securities held or to be acquired by any client accounts.

INSIDER INFORMATION
No Employee shall reveal any material insider information about a company to any person who does not have a legitimate need to know such information. No Employee shall buy or sell securities (whether for his or her own account or any account in which he or she has a beneficial interest or for the account of a client) or recommend the purchase or sale of securities to others while such Employee is in possession of material non-public information about the issuer of such securities.

Information is “material” if there is a likelihood that a reasonable investor would consider it important in deciding whether to buy, sell, or hold the security. Information is “non-public” or “inside” if it has not been disclosed to the public.

Any Employee who believes he or she has come into possession of inside information about a company shall notify the Chief Executive Officer (“CEO”) and/or President or CCO.

Please refer to Chapter 10 – Appendix – Insider Trading for additional information regarding insider trading.

CONFIDENTIAL AND PROPRIETARY INFORMATION
Information that is not public is considered to be proprietary to SKBA. This includes information about SKBA itself, its clients, potential clients, and Employees.

Employees and Outside Directors of SKBA are prohibited from revealing any confidential or proprietary information about SKBA, its clients, potential clients, or Employees to anyone except other Employees during the ordinary course of performing their job responsibilities. The privacy of records and other information regarding clients, potential clients, and Employees must be maintained.

Proprietary information may not be used for personal advantage or revealed to anyone outside of SKBA without legal due process or as required by law; any outside requests for such information must be approved by the CCO.

Employees who leave SKBA are prohibited from keeping any originals or copies of any information (notes, proposals, statements, etc.) belonging to SKBA, or using any confidential or proprietary information for their own or another’s gain.

See also “Communications With CCM Employees” in Chapter 9.

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PURCHASES OR SALES OF SECURITIES
Employees are allowed to invest in the same securities that are purchased and sold for clients and they may own securities of issuers whose securities are subsequently purchased and sold for clients. We do, however, require pre-clearance on any trade in excess of $10,000 in principal value for their account or any account over which the employee has investment authority. Pre-clearance of trades will be good for 24 hours from approval. Disclosure is found in ADV Part 2A (the “Brochure”) in Personal Trading.

No Employee with such actual knowledge shall disclose to other persons the securities activities engaged in or contemplated for client accounts.

No Employee of SKBA shall purchase or sell, directly or indirectly, any security in which he or she has, or by reason of such transactions acquires, any direct or indirect beneficial ownership and which to his or her actual knowledge at the time of such purchase or sale is subject to an outstanding order placed with a broker to be purchased or sold for a client account.

PRE-CLEARANCE OF SECURITIES TRANSACTIONS
All Employees shall receive prior approval from the CCO, CEO, or Chairman before the purchases or sales of reportable securities in excess of $10,000 in principal value for their account or any account over which the employee has investment authority. Employees are required to complete a Securities Transactions Approval Request form in gaining prior approval for their trades. (See “Exhibit A” in Exhibit section.)

PROHIBITED TRANSACTIONS - OTHER
SKBA, on behalf of a client, may invest in a security of an issuer of which a director or officer of SKBA has an affiliation only under the following circumstances:
✓	SKBA has no prior communications with the affiliated director or officer concerning either the issuer or the purchase of the security.
✓
Following the purchase of any such security, the affiliated director or officer shall not participate in any discussions or have any other communications with the members of the Board of Directors of SKBA concerning the issuer or the purchase, sale, or holding of any of its securities.

No Employee shall acquire City National Securities common stock while an Employee of SKBA.

No trade is permissible that puts an employee in a net position that is on the opposite side of what SKBA is recommending to our clients.

INITIAL PUBLIC OFFERINGS
No Employee shall acquire any securities in an initial public offering in order to preclude any possibility of such person profiting from his or her position with SKBA.

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PRIVATE PLACEMENTS
No Employee shall purchase any securities in a private placement without prior approval of the CCO, CEO, or Chairman who have been designated by the Board of Directors. Any person authorized to purchase securities in a private placement shall disclose that investment whenever such person becomes involved in the subsequent consideration of an investment of client funds in the same issuer. In such circumstances, any decision to purchase securities of the issuer shall be subject to independent review by SKBA’s officers with no personal interest in the issuer.

SHORT-TERM TRADING
No Employee shall profit in the purchase and sale or sale and purchase of the same (or equivalent) securities within 14 calendar days. Any profits realized on such short-term trades shall be subject to disgorgement.

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REPORTING
Initial Holdings Reports
Every Employee shall complete a Personal Securities Account & Holdings Disclosure and an Affiliated Person Questionnaire no later than 10 days after commencing employment, and a Personal Securities Account & Holdings Disclosure annually thereafter. The Personal Securities Account and Holdings Disclosure (Exhibit B) must include the following information as required by Rule 204(a)-1:
✓
The title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each reportable security in which the access person has any direct or indirect beneficial ownership.

✓	The name of any broker, dealer or bank with which the access person maintains an account in which any securities are held for the access person’s direct or indirect benefit.
✓	The date the access person submits the report.

The information provided must be current as of a date no more than 45 days prior to the date the individual becomes an Employee or the date the report is submitted. The forms to be used for this purpose are attached hereto as Exhibits B and C.

Every Employee shall certify no later than 10 days after commencing employment and annually thereafter that:
✓	He or she has read and understands the Code of Ethics and any amendments and recognizes that he or she is subject thereto.
✓	He or she has complied with the requirements of the Code of Ethics.
✓	He or she has reported all personal securities transactions and personal securities holdings required to be reported pursuant to the requirements of the Code of Ethics.
✓	The information he or she has supplied on the Affiliated Person Questionnaire is true and complete.

The Employee Certification Form to be used for this purpose is attached hereto as Exhibit D.

Every Employee shall report to the CCO the information described on Exhibit B of the Code of Ethics with respect to transactions in any security in which such person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership in the security provided, however, that an Employee shall not be required to make a report with respect to transactions, including transactions effected pursuant to an automatic investment plan, effected for any account over which such person does not have any direct or indirect influence.

Accounts Established During the Quarter
Every Employee shall report to the CCO any account established during the quarter in which any securities were held for the direct or indirect benefit of the Employee. The form to be used for this purpose is Exhibit B of the Code of Ethics. The following is required to be provided to the CCO:
✓	The name of the broker, dealer or bank with which the access person established the account;
✓	The date the account was established; and
✓	The date that the report is submitted by the access person.

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Quarterly Transactions Reports
Reports shall be made no later than 30 days after the end of the calendar quarter in which the transaction to which the report relates was effected. Every Employee shall be required to submit a report for all periods, including those periods in which no securities transactions were effected. A report shall be made on the Securities Transaction Report attached hereto as Exhibit E or on any other form containing the following information:
✓	The date of the transaction, the title and the number of shares, and the principal amount of each security involved.
✓	The nature of the transaction (i.e., purchase, sale, or any other type of acquisition or disposition).
✓	The price at which the transaction was effected.
✓	The name of the broker, dealer, or bank with or through whom the transaction was effected.
✓	The date the report is submitted by the Employee.

Any such report may contain a statement that the report shall not be construed as an admission by the person making such report that he or she has any direct or indirect beneficial ownership in the security to which the report relates.

Every Employee shall direct all of his or her brokers to supply to the CCO on a timely basis duplicate copies of the confirmations of all personal securities transactions and copies of all periodic statements for all securities accounts. The Chairman, CEO or Compliance Officer will review the CCO’s Initial and Annual Holdings Reports and Quarterly Transactions reports.

The forms attached hereto as Exhibits A, B, C, D, and E may be changed from time to time in the discretion of the CCO, CEO and/or President or a designated officer.

All Exhibits required must be completed in a complete, accurate, and timely manner. Each Exhibit will be reviewed for compliance with this Code by the CCO and/or the Compliance Officer. In particular, securities transactions forms will be monitored for compliance with this Code and consistency with personal trading patterns.

Every SKBA Employee is required to report to SKBA all reportable transactions in any security including any such fund managed or advised by SKBA or any CCM affiliate, in which such person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership in the security; provided, however, that no Employee shall be required to make a report with respect to:
✓	transactions for any account over which such person does not have any direct or indirect influence;
✓
any transaction effected pursuant to an automatic investment plan (i.e., a program in which regular periodic purchase (or withdrawals) are made automatically in accordance with a predetermined schedule and allocations), including regular purchases through a dividend reinvestment plan.

These reports must be made no later than 30 days after the end of the calendar quarter in which the transaction was effected and in the form required by SKBA’s Code of Ethics.

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If an Employee becomes aware of any violation of the Code, the individual is required to report such violation to the CCO promptly. It is SKBA’s policy to investigate the potential violation promptly and confidentially. Retaliation against any individual who reports a violation is prohibited and constitutes a further violation of the Code.

Outside Directors Report
Although the outside director is not considered an access person because he/she in the ordinary course of business will not a) have access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any reportable fund, or b) is not involved in making securities recommendations to clients, and will not have access to such recommendations that are nonpublic., the outside directors are still subject to the rest of the Code of Ethics, including all ethical conduct. In the event an outside director is subject to a) or b) above, they are immediately subject to the reporting requirements as outlined in Chapter 3 – Personal Trading.

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CHAPTER 4 - GIFTS AND ENTERTAINMENT

GIFTS
A gift either given or received is not to exceed $100 in value in any calendar year without obtaining the prior approval of the CCO, CEO or President. Cash gifts are completely prohibited.

No Employee shall seek or accept anything of value, or shall give anything of value, either directly or indirectly, from broker-dealers, clients, potential clients, vendors, or other persons providing services to SKBA because of such person’s association with SKBA.

For purposes of this Section, the following gifts will not be considered to be in violation of this Section:
✓	An occasional meal.
✓	An occasional ticket to a sporting event, the theater or comparable entertainment.
✓	A holiday gift of fruit or other foods provided, however, that such gift is made available to all members of the recipient’s department.

All Plans which are subject to DOL gift / entertainment limits must report all applicable expenses as incurred.

CHARITABLE CONTRIBUTIONS
From time to time, SKBA may sponsor or underwrite a charitable or industry event at the request of a client or prospective client.

It is against SKBA policy for any Employee to give a charitable contribution to anyone who transacts business with the firm, with a total value of more than $1,000, without obtaining the prior written approval of the Chairman, CEO or President.

POLITICAL CONTRIBUTIONS
It is against SKBA policy for the firm or its employees to make any direct or indirect contributions to a political party, public official of government entity, candidate or elective official without prior written approval of the Chairman, CEO or President, and the Compliance department. Any direct or indirect contributions made by employees must comply with applicable federal securities laws. If and only if this does not present a conflict of interest or harm the firm’s ability to obtain clients, will the employees be allowed to make such contribution.

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CHAPTER 5 - REVIEW BY THE BOARD OF DIRECTORS
The CCO shall report material violations of this Code of Ethics to the Board of Directors on a timely basis.

The CCO shall prepare an annual report relating to this Code of Ethics to the Board of Directors of SKBA. Such annual report shall:
✓	Summarize existing procedures concerning personal investing and any material changes in the procedures made during the past year.
✓	Identify any material violations requiring significant remedial action during the past year.
✓
Identify any recommended changes in the existing restrictions or procedures based upon SKBA’s experience under its Code of Ethics, evolving industry practices, or developments in applicable laws or regulations.

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CHAPTER 6 - SANCTIONS
Upon discovery of a violation of this Code, the Board of Directors of SKBA may impose such sanctions as the members deem appropriate, including among other things, a letter of censure or suspension or termination of the employment of the violator or notification to the appropriate regulatory agencies.

Upon discovering a violation of the Code, SKBA shall take whatever remedial steps it deems necessary and available to correct an actual or apparent conflict. Following those corrective efforts, the CCO, in consultation with the CEO and Chairman, may impose sanctions if, based upon all of the facts and circumstances considered, such action is deemed appropriate. The magnitude of these penalties varies with the severity of the violation.

These sanctions may include, among others, oral or written admonishments or disgorgement of profits. It is important to note that violations of the Code may occur without Employee fault (e.g., despite pre-clearance). In those cases, punitive action may not be warranted, although remedial steps may still be necessary.

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CHAPTER 7 - RETENTION OF RECORDS
This Code of Ethics, a copy of each report filed by Employees, any written report relating to the interpretation of such Codes or violations thereunder, and lists of all persons required to make reports shall be preserved with the records of the CCO for the period required by Rule 204A-1 under the Investment Advisers Act of 1940 and 17j-1 under the Investment Company Act of 1940.

With relation to the Fund, the following records will be retained:
✓	A copy of each code of ethics in effect at any time within the past five years;
✓	A record of any violation of the code of ethics, and of any action taken as a result of the violation for at least five years after the end of the fiscal year in which the violation occurs;
✓	A copy of each report made by an Access Person for at least five years after the end of the fiscal year in which the report is made
✓	A record of all persons, currently or within the past five years, who are or were required to make reports or who are or were responsible for reviewing these reports
✓
A record of any decision, and the reasons supporting the decision, to pre-approve investments in IPOs and Limited Offerings for at least five years after the end of the fiscal year in which the approval is granted.

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CHAPTER 8 - OUTSIDE DIRECTORSHIPS AND EMPLOYMENT
No Employee shall serve on the Board of Directors of any publicly traded company without prior written authorization of the Chairman and CEO of SKBA with a copy to the CCO. Any such authorization shall be based upon a determination that the board service would be consistent with the interests of SKBA’s clients.

Employees are expected to devote full time to SKBA’s interests and the interests of its clients during regular working hours and during any additional time that is required. SKBA discourages outside employment although it may be approved in exceptional circumstances where it does not interfere, compete, or conflict with the interests of SKBA or any of its clients. Any outside employment must be approved in writing in advance by the Chairman and CEO, with a copy to the CCO.

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CHAPTER 9 - COMMUNICATIONS WITH CCM EMPLOYEES

Prohibited Communication
No Employee of SKBA shall discuss in person or by telephone, any information relating to the voting or investment of an equity security held in a specific client account of SKBA in the presence, or within the hearing, of any Employee, officer or director of CCM or in any way distribute that information to those persons.

SKBA must use its best efforts to preclude releasing or discussing any information on the voting or disposition of an equity security held in a specific client account at a meeting in which that CCM-related person is present. If such information is discussed with, or in the presence of, the CCM-related person serving as an Outside Director, that person is prohibited from communicating that information to any other CCM Employee, officer or director.

Under ordinary circumstances, meetings of the Board of Directors and other discussions with outside directors will not include any information relating to the voting or investment of any account of SKBA. Notwithstanding the preceding statements, Employees, officers or directors of CCM and Employees of SKBA may discuss general trends in the securities markets, including information relating to specific securities, for information purposes and that are not designed to influence, directly or indirectly, the investment discretion of SKBA.

Physical Security
The offices and record storage areas occupied by Employees of SKBA, and in which the records and files on information relating to the voting or investments of an equity security held in a client account of SKBA are maintained, shall be physically separate from the offices and record storage areas occupied by Employees, officers and directors of CCM.

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CHAPTER 10 - APPENDIX – INSIDER TRADING
SKBA is in the business of obtaining and analyzing information about companies and their securities to give us the basis for profitably trading and recommending investments in securities. Generally, such investigation and analysis helps investors in securities markets to operate on more complete and accurate information, which is one of the goals of the federal securities laws. It is illegal, however, under securities laws to trade or recommend trades in a security while using or even, in some cases, in possession of certain information about that security or its issuer, regardless of whether that information was a reason for making or recommending the trade. It is the policy of SKBA to conduct its business within all legal limits, and to ensure that its employees do so. This section of the Code of Ethics sets forth the legal prohibitions and procedures all employees must observe to comply with the law.

The term “inside trading” is generally used to refer to (i) transactions in securities using or when in possession of material, nonpublic information, and (ii) certain communications of material, nonpublic information.

While the law concerning insider trading is not static, it is generally understood that the law prohibits:
1)	The purchase or sale of securities by an insider using or when in possession of material, nonpublic information;
2)
The purchase or sale of securities by a non-insider using or when in possession of material, nonpublic information, where the information either was disclosed to the non-insider in violation of an insider’s duty to keep it confidential, or was misappropriated; and

3)
The communication of material, nonpublic information, or recommending a securities transaction while in possession of material, nonpublic information, to another person who purchases or sells the security. (This is commonly referred to as “tipping.”)

All employees of SKBA are prohibited from trading, for themselves, SKBA or any client, in any security while in possession of material, nonpublic information concerning that security or its issuer. In addition, the following activities are absolutely prohibited: (1) tipping or communication of material, nonpublic information other than for lawful, authorized corporate purposes; (2) recommending the purchase or sale of any security without disclosing any material, nonpublic information relating to that security to the person on the other side of the transaction; and (3) knowingly assisting someone engaged in any of these activities. All information relating to SKBA’s activities, including investment analyses, investment recommendations, and proposed and actual trades for SKBA or our clients, is proprietary to SKBA and must be kept confidential. Where such information is material, it should be treated as material, nonpublic information; that is, you must not trade on it for your own account, and you must not disclose it to anyone inside or outside SKBA who does not need the information in the course of our business.

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Each of the bold faced terms in the preceding paragraphs has a legal definition developed by the Securities and Exchange Commission (the “SEC”) and the courts; a brief discussion of each term may be found in the section of this memorandum entitled “Key Terms and Concepts”. Each employee should review our policy and the defined terms carefully; any questions should be directed to the CCO.

BACKGROUND

The SEC is responsible for enforcing the federal securities laws. State laws generally correspond to the federal laws administered by the SEC and impose additional obligations and liabilities. The federal statutes that are most frequently the basis for SEC investigations and prosecutions are Section 10(b) of the Securities Exchange Act of 1934 and SEC Rule 10b-5 promulgated thereunder. These are the general antifraud provisions of the federal securities laws. Among other things, Rule 10b-5 prohibits insider trading, which has been given high priority in SEC enforcement efforts over the last decade.

In 1984, Congress enacted the Insider Trading Securities Fraud Enforcement Act (“ITSFEA”). ITSFEA made three fundamental changes in insider trading law. First, ITSFEA expanded the scope of persons who may be liable for insider trading to include employers, managerial and supervisory personnel and other controlling persons. Even though such persons neither trade while in possession of nor tip material, nonpublic information, each such person may be civilly liable to the government in the amount of the greater of $1,000,000 or up to three times the profit realized or loss avoided by the insider trader for failing to take appropriate steps to prevent the violation. ITSFEA also requires registered broker-dealers and investment advisers to adopt, maintain and enforce written policies and procedures to prevent the misuse of material, nonpublic information. ITFSEA also permits contemporaneous traders to bring private suits for damages against insider trading violators and their controlling persons.

In 1990, Congress passed the Securities Law Enforcement Remedies Act, further strengthening the SEC’s arsenal in detecting, deterring and punishing securities laws violations.

 Key Terms and Concepts

“Insiders” of a corporation are generally its officers, directors, certain employees and controlling shareholders, and their close friends and relatives. Individuals and entities outside a corporation who gain inside information in the course of dealings with that corporation may be legally considered “temporary” or “constructive” insiders of the corporation and thus be bound by the same legal restrictions as traditional insiders. For example, outside financial advisers, investment bankers, lawyers or accountants retained to represent or assist the corporation in major corporate transactions, are insiders for purposes of insider trading laws. IF YOU RECEIVE MATERIAL, NON-PUBLIC INFORMATION THAT COMES DIRECTLY OR INDIRECTLY FROM ANY CORPORATE INSIDER (temporary or traditional), DO NOT TRADE IN THE COMPANY’S SECURITIES, FOR YOURSELF OR ANY OF SKBA’S CLIENTS, WITHOUT FIRST CONSULTING THE CHIEF COMPLIANCE OFFICER, who may contact SKBA’s legal counsel before determining how to proceed.

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“Tipping” is the disclosure of material, nonpublic information about a corporation or its securities to a third party, when such disclosure is not made strictly for corporate purposes. The disclosure may be made by an insider of the corporation, by one who has misappropriated the information, or by anyone who received information traceable to an insider or one who has misappropriated the information. Those who disclose the information are called “tippers;” those who receive the information are called “tippees.”

Criminal and civil liability for trading on the basis of tipped information may attach even where the information is received second- or third-hand, or more remotely, if the other requirements for finding liability are present. The same legal standards apply to remote tippees. In addition, the tipper may be liable for any profits gained or losses avoided by a tippee. DO NOT DISCLOSE TIPPED INFORMATION TO ANYONE EXCEPT AS REQUIRED BY THIS POLICY. YOU AND SKBA MAY BE LIABLE IF ANYONE TRADES USING OR WHEN IN POSSESSION OF MATERIAL, NONPUBLIC INFORMATION RECEIVED FROM OR THROUGH YOU.

“Material” information is information about a company or its securities of such importance that it could be expected to affect the judgment of reasonable investors whether to buy, sell or hold the company’s securities. Trading while in possession of certain nonpublic information is illegal if the information is “material”. It is information that, if generally known, would affect the market price of the security. If a transaction you are involved in becomes the subject of scrutiny by the SEC, the materiality of any inside information will be evaluated with 20/20 hindsight, and the mere fact that someone traded while in possession of the information will contribute to the conclusion that it was material. WHEN IN DOUBT, ALWAYS ERR ON THE SIDE OF ASSUMING INFORMATION IS MATERIAL.

“Nonpublic” information is information that has not been disseminated in a manner that makes it available to public investors generally. Information that has been selectively disclosed to a few analysts or investors is also not public. Public information has been effectively disclosed in a manner sufficient to ensure that it is available to the investing public, such as by publication in the Dow Jones broad tape, Reuters Economic Services, the Associated Press or United Press International wire services, newspapers of general circulation in New York City, or, if the subject company’s operations or stockholders are geographically localized, in local news media. Once information has become public, insiders, misappropriators, and tippees must wait to trade until the market has absorbed the information; the waiting period is at least twenty-four hours, and in some situations longer. Any questions concerning whether certain information has become public should be referred to the CCO.

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CONSEQUENCES
Individuals who trade using or when in possession of material, nonpublic information, or tip such information to others who trade, are subject to disgorgement of the profit gained or loss avoided, a civil penalty of up to three times the profit gained or the loss avoided, a criminal fine of up to $1 million (regardless of the profit gained or loss avoided), and a jail term of up to ten years. A company or any supervisor who fails to take adequate steps to prevent illegal trading on, or tipping of, inside information is subject to a civil penalty of the greater of $1 million or up to three times the profit gained or loss avoided as a result of the employee’s violation, a criminal penalty of up to $1 million for individuals and up to $2.5 million for other persons, and, for individuals, a jail term of up to ten years. Persons guilty of insider trading violations, whether through actual trading, tipping, or failing to supervise, are also open to private suits for damages by contemporaneous traders in the market.

Any violation by any employee of SKBA’s policies and procedures set forth in this memorandum may result in dismissal for cause, suspension without pay, loss of pay or bonus, loss of severance benefits, demotion or other sanctions, whether or not any such violation also constitutes a violation of law. Furthermore, SKBA may initiate or cooperate in civil or criminal proceedings against any employee relating to or arising from any such violation.

Any SEC investigation, even one that does not result in criminal or civil prosecution, can irreparably damage SKBA’s reputation and the individual’s career. It is essential to avoid even the appearance of impropriety.

PROCEDURES
If at any time you believe that you may have come into possession of material, nonpublic information, or if you believe our firm’s activities may have created material, nonpublic information, the following procedures must be followed:

1)
Immediately cease all trading in securities of the company that is the subject of the material, nonpublic information, including trading on behalf of SKBA and its clients, and trading in any accounts in which you have any interest or over which you have discretion.

2)
Immediately cease recommending any transaction in any of the securities of the subject company to anyone, including clients of SKBA and your business associates, friends or relatives. This prohibition includes making any comment about the company that could in any way be interpreted as a recommendation. Do not solicit clients or potential clients to buy or sell the company’s securities.

3)
Immediately inform the CEO and/or President or CCO of all details of the situation, so that appropriate security procedures can be implemented firm-wide. Do not discuss the material, nonpublic information with anyone except as required by these policies, and especially avoid referring to the information in hallways, elevators, restaurants, taxis or any other place where you may be overheard.

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CHAPTER 11 - EXHIBITS

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SKBA CAPITAL MANAGEMENT, LLC

CODE OF ETHICS & COMPLIANCE MANUAL

ANNUAL ACKNOWLEDGMENT OF RECEIPT

I hereby certify:

That I have received and read the SKBA Capital Management, LLC Code of Ethics and Compliance Manual and any amendments.

That I have had the opportunity to ask any question that I may have concerning the meaning and interpretation of the policies and procedures contained therein,

That I understand the obligations set forth therein applicable to me, and

That I agree to abide by and comply with all such policies and procedures.

Signed:

Name:

Date:

DISCIPLINARY HISTORY CERTIFICATION

I hereby certify that I have no disciplinary history that would need to be reported in the ADV and/or form U-4, if applicable.

Signed:

Name:

Date:

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Exhibit A

SKBA CAPITAL MANAGEMENT, LLC

CODE OF ETHICS

EXHIBIT A - SECURITIES TRANSACTIONS APPROVAL REQUEST

I, _____________________________________, request approval for the following securities transactions.

Account Name	Account Number	Brokerage Firm	Security Name	Security Symbol	Shares	Buy/ Sell

To my knowledge, the proposed trade is not, and will not become, a prohibited transaction under the Code.

Signed:	Approved:

Date:	Date:

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Exhibit B

SKBA CAPITAL MANAGEMENT, LLC

CODE OF ETHICS

EXHIBIT B - NEW EMPLOYEE, ANNUAL PERSONAL SECURITIES ACCOUNT AND HOLDINGS DISCLOSURE AND ACCOUNTS ESTABLISHED DURING THE QUARTER

Name:

Date:

The following list contains all accounts of which I am (directly or indirectly) the beneficial owner and have direct or indirect influence or control and is current as of a date no more than 45 days prior to the date I became an employee (for new employees) or the date I submitted this report (for annual reports).

Account Title	Account Number	Brokerage/Financial Institution

Please attach the current account statements showing all securities held in each account. The following information as required by Rule 204A-1 must be included:
1.
The title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each reportable security in which the access person has any direct or indirect beneficial ownership.

2.	The name of any broker, dealer or bank with which the access person maintains an account in which any securities are held for the access person’s direct or indirect benefit.
3.	For accounts established during the quarter include the date the account was established.
Date:

Signature:	Date report submitted:

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SKBA CAPITAL MANAGEMENT, LLC

CODE OF ETHICS

EXHIBIT C - AFFILIATED PERSON QUESTIONNAIRE

it is extremely important that you review and complete each question on this questionnaire fully and accurately. inaccurate or incomplete information on forms filed by the firm or in other disclosure documents can result in disciplinary or other regulatory proceedings. your responses are used when filing form adv with the sec.

Please answer the following questions. For any YES answer, please provide a complete explanation on the page at the end of the form, “Additional Information.”

1.	In the past 10 years, have you ever been convicted of or pled guilty or nolo contendere (“no contest”) in a domestic, foreign, or military court to any felony?
Yes           No

2.	In the past 10 years, have you ever been charged with any felony?
Yes           No

3.
In the past ten years, have you ever been convicted of or pled guilty or nolo contendere (“no contest”) in a domestic, foreign, or military court to a misdemeanor involving: investments or an investment-related business, or any fraud, false statements or omissions, wrongful taking of property, bribery, perjury, forgery, counterfeiting, extortion, or a conspiracy to commit any of these offenses?

Yes           No

4.	In the past ten years, have you been charged with a misdemeanor listed in item number 3?
Yes           No

5.	Has the SEC or the Commodity Futures Trading Commission (CFTC) ever:

a.	Found you to have made a false statement or omission?
Yes           No
b.	Found you to have been involved in a violation of its regulations or statutes or any other investment related regulation or statutes?
Yes           No
c.	Found you to have a cause of an investment-related business having its authorization to do business denied, suspended, revoked, or restricted?
Yes           No
d.	Entered an order against you in connection with investment-related activity?
Yes           No
e.	Imposed a civil money penalty on you, or ordered you to cease and desist from any activity?
Yes           No
f.
Entered an order denying, suspending, or revoking your registration or otherwise discipline you by restricting your activities (including barring, suspending, or limiting association) with an investment-related business or otherwise limiting investment-related activities?

Yes           No

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6.	Has any other federal regulatory agency, any state regulatory agency, or any foreign financial regulatory authority:

a.	Ever found you to have made a false statement or omission, or been dishonest, unfair, or unethical?
Yes    No
b.	Ever found you to have been involved in a violation of investment-related regulations or statutes?
Yes    No
c.	Ever found you to have been the cause of an investment-related business having its authorization to do business denied, suspended, revoked, or restricted?
Yes    No
d.	In the past ten years, entered an order against you in connect with any investment-related activity?
Yes    No
e.
Ever denied, suspended, or revoked your registration or license; prevented or otherwise limited you from associating with an investment related business; or otherwise disciplined you by restricting your activities, including barring, suspending, or limiting association with an investment related business or otherwise limiting investment related activities?

Yes    No

7.	Has any self-regulatory organization (e.g., the NASD, the NYSE, or any national securities exchange) or commodities exchange ever:

a.	Found you to have made a false statement or omission?
Yes    No
b.	Found you to have been involved in a violation of its rules?
Yes    No
c.	Ever found you to have been the cause of an investment related business having its authorization to do business denied, suspended, revoked, or restricted?
Yes    No
d.	Disciplined you by expelling or suspending you from membership by barring or suspending your association with other members or otherwise restricting your activities?
Yes    No
e.	Fined you more than $2,500.00?
Yes    No

8.	Has an authorization to act as an attorney, accountant, or federal contractor granted to you ever been revoked or suspended?
Yes    No

9.	Has any domestic or foreign court:

a.	In the past ten years enjoined you or otherwise limited your activities in connection with any investment related activity?
Yes    No

b.	Ever found you to have been involved in a violation of any investment related regulations or statutes?
Yes    No
c.	Ever dismissed, pursuant to a settlement agreement, an investment-related civil action brought against you by a state or foreign financial regulatory authority?
Yes    No

10.	Are you now the subject of any civil proceeding?
Yes    No

11.	Has any foreign government, court, regulatory agency, or exchange ever entered an order against you related to investments or fraud?
Yes    No

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12.	Have you failed in business, made a compromise with creditors, filed a bankruptcy petition, or been declared bankrupt?
Yes    No

13.	Have you ever been affiliated with a securities firm that has been declared bankrupt, had a trustee appointed under the Securities Investor Protection Act, or had a direct payment procedure begun?
Yes    No

14.	Are you currently the subject of any proceeding which could result in a “yes” answer to the above questions?
Yes    No

15.	Have you made any direct or indirect contributions to a political party, public official of government entity, candidate or elective official within the past two years?
Yes    No

Signed:

Name:

Date:

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Additional information for _________________________________________________

For any question which you have answered YES please provide additional information below. Include the firm and individuals involved, the type and date of any regulatory action, the court or regulatory body taking the action, and a description of the action.

Question Number	Explanation/Information

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Exhibit D

SKBA CAPITAL MANAGEMENT, LLC

CODE OF ETHICS & COMPLIANCE MANUAL

EXHIBIT D – NEW EMPLOYEE ACKNOWLEDGMENT OF RECEIPT

I hereby certify:

That I have read the SKBA Capital Management, LLC Code of Ethics and Compliance Manual and any amendments.

That I have had the opportunity to ask any question that I may have concerning the meaning and interpretation of the policies and procedures contained therein,

That I understand the obligations set forth therein applicable to me, and

That I agree to abide by and comply with all such policies and procedures.

I further certify that the information I have supplied on the Securities Accounts Disclosure and the Affiliated Person Questionnaire is true and complete.

Signed:

Name:

Date:

DISCIPLINARY HISTORY CERTIFICATION

I hereby certify that I have no disciplinary history that would need to be reported in the ADV and/or form U-4, if applicable.

Signed:

Name:

Date:

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Exhibit E

SKBA CAPITAL MANAGEMENT, LLC

CODE OF ETHICS

EXHIBIT E - QUARTERLY SECURITIES TRANSACTION, POLITICAL CONTRIBUTIONS AND GIFTS REPORT

Employee Name:

For the Quarter Ending:

In the quarter referred to above:

_________	I have no reportable transactions in securities accounts in which I had a direct or indirect beneficial ownership.

_________	I have previously reported all transactions in securities accounts in which I had a direct or indirect beneficial ownership and for which SKBA receives duplicate confirmations and statements.

_________	I had reportable transactions that were not previously disclosed, but are reported on the attached documentation.

This report excludes (a) transactions with respect to which I had no direct or indirect influence or control, including transactions effected pursuant to an automatic investment plan, and (b) transactions not required to be reported.

I hereby certify that I have no knowledge of the existence of any personal conflict of interest relationship which may involve any client of SKBA Capital Management such as the existence of any economic relationship between my transactions and securities held or to be acquired by any of the firm’s clients.
Political Contributions
_________	I did not make any political contributions during the quarter referred to above.

_________
I made political contributions during the quarter referred to above. See attached report for full details of name of person(s) and dollar amount(s) of contribution. (Please also attach written approval from authorized person(s) at SKBA.)

  Gifts
_________	I did not give or receive any gifts during the quarter referred to above.

_________	I gave or received gift(s) during the quarter referred to above.
1) Provide expense reports for all gifts given to / received from ERISA and Taft Hartley accounts. 2) Provide details for all other gifts in excess of $100.
Refer to your Code of Ethics, Chapter 4 – Gifts and Entertainment for further information.

Signed:	Date:

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